EXHIBIT 5.1

[Opinion of Aboudi & Brounstein]

Zion Oil & Gas, Inc.
6510 Abrams Road, Suite 300
Dallas, Texas 75231

July 14, 2010

Ladies and Gentlemen

We are special counsel to Zion Oil & Gas, Inc. (the “Company”). We are rendering this opinion in connection with the proposed issuance by the Company of (i) 10 million subscription rights (the “Rights”) to purchase up to 10 million shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) pursuant to a rights offering to holders of the Common Stock as of May 6, 2010 (collectively, the “Shares”). The Rights and Shares are being issued and/or offered and sold, as applicable, under a registration statement on Form S-3 under the Securities Act originally filed with the Securities and Exchange Commission (the “Commission”) on January 28, 2010 (Registration Nos. 333-164563) (as amended by pre-effective Amendment No.1, the “Registration Statement”), including a base prospectus dated April 16, 2010 (the “Base Prospectus”) and a prospectus supplement dated April 28, 2010 (the “Prospectus Supplement” and together with the Base Prospectus the “Prospectus”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, including the Amended and Restated Certificate of Incorporation and the Restated By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the Registration Statement and the Issuance, (iii) the Registration Statement and the exhibits thereto and the Prospectus and (iv) the form of subscription rights certificate in respect of the Rights.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company. We have also assumed that the stock certificates evidencing the Shares will conform to the specimen common stock certificate examined by us and will be duly executed and delivered.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1) The Rights were duly authorized and, when issued, were the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2) When the Shares are issued and delivered against payment therefor upon due exercise of Rights as contemplated in the Prospectus, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the Issuance.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion after the date hereof should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Very truly yours,

/s/ Aboudi & Brounstein

Aboudi & Brounstein